Exhibit 10.13

* Confidential Treatment Requested by Celera Corporation*

AGREEMENT

BETWEEN

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

AS MANAGEMENT AND OPERATION CONTRACTOR OF

THE LAWRENCE BERKELEY LABORATORY

AND

BERKELEY HEARTLAB,

A CALIFORNIA CORPORATION

I.              INTRODUCTION

The regents of the University of California (University) and the United States Government (Government) represented by the United States Department of Energy (DOE) have entered into Contract No. DE-AC03-76SF00098 which provides that the University will undertake certain research and development work for the Government in the field of energy at the Government owned Lawrence Berkeley Laboratory (LBL).  This agreement is entered into by and between The Regents of the University of California (University) as Management and Operations Contractor for the Lawrence Berkeley Laboratory and Berkeley HeartLab, a California Corporation, (Hereinafter “Requester”) in order that the work described in the attached Statement of Work be performed.  DOE has authorized the University to execute this Agreement for work at LBL.

II.            TERM AND TERMINATION

The term of this agreement shall began when this agreement is executed by both parties and shall continue for five years with a minimum of 12 months.  Services under this agreement may be terminated after 12 months, at any time by either party by providing 30-day written notice to the other party.  In the event the agreement is terminated by the University, the Requester shall bear the cost of services incurred by the University prior to the effective date of termination unless such charges have been waived.

III.           COST

Except to the extent churches have been waived by DOE, the Requester shall pay DOE in advance for work performed hereunder on the basis of DOE’s full cost recovery policy in effect as of the date of this agreement.  Neither the Government, DOE, nor the University, nor persons acting on their behalf guarantee the correctness of any estimate of costs for the performance of work and there shall be no liability to the Government, DOE, the University, or persons acting on their behalf by reasons of errors in the computation of estimates or differences between such estimates and the actual cost of the work.  Billing, if any, will be made monthly by the University in accordance with LBL’s established billing procedures.  Payday shall be made within 30 days after receipt of invoice. The

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estimated cost of the work contemplated here is $[***].  A partial advance payment in the amount of $[***] will be paid by Requester upon final execution of this Agreement.

IV.           SCOPE OF WORK - COORDINATION AND ADMINISTRATION

Except as otherwise advised by DOE, technical contact will be between representatives of the Requester and of the University who will agree in writing upon the specific services to be provided to the Requester.

By entering into this agreement, the Requester certifies that these services cannot be procured reasonably and expeditiously by it through ordinary business channels.

NOTE::

The University, the Sponsor and the Government agree that the mutual obligations of the Parties created by Clauses V, VI, VII, VIII constitute a contract between the Sponsor and the U.S. Government, as represented by the Dept. of Energy, with respect to the intellectual property matters covered by those Clauses.

V.            PATENT RIGHTS

                  A.          Definitions

(1)                                  “Requester” means the person or entity with which this agreement is made.

(2)                                  “Subject Invention” means any invention or discovery of the University or, to the extent the Requester is performing any work under this agreement, of the Requester, conceived in the course of or under this agreement, or, in the case of an invention previously conceived by the Requester, first actually reduced to practice in the course of or under this agreement.  “Subject Invention” includes any art, method, process, machine, manufacture, design or composition of matter, or any new and useful improvement thereof, or any variety of plants, whether patented or unpatented under the Patent Laws of the United States of America or any foreign country.

(3)                                  The University means the operating contractor which manages and operates the Lawrence Berkeley Laboratory (LBL), the Government-owned, contractor-operated facility where work under this agreement is to be performed.

(4)                                  “Patent Counsel” means the DOE Patent Counsel assisting the procuring activity which has the administrative responsibility for the facility where work under this agreement is to be performed.

                  B.          Invention Disclosures and Reports

(1)                                  The Requester shall furnish the Patent Counsel (with notification by Patent Counsel to the Contracting Officer) a written report containing full and

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complete technical information concerning each Subject Invention within 6 months after conception or first actual reduction to practice whichever occurs first in the course of or under this agreement, but in any event prior to any sale, public use, or public disclosure of such invention known to the Requester.  The report shall identify the agreement and inventor and shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art to which the invention pertains a clear understanding of the nature, purpose, operation, and to the extent known, the physical, chemical, biological, or electrical characteristics of the invention;

(2)                                  The University shall report Subject Inventions it makes in accordance with the procedures set forth in contract DE-AC03-76SF00098.  In addition, the University shall disclose to the Requester at the same time as disclosure to DOE any Subject Inventions made by the University under this agreement and the Requester shall notify DOE within 6 months of receipt of such disclosure by the Requester of any election of patent rights under this clause.

(3)                                 Both the Requester and the University shall submit a final report on a DOE-approved form within 3 months after completion of the agreement listing all Subject Inventions that have been disclosed or stating that there were no such inventions.

(4)                                  The Requester and the University agree that the Government may duplicate and disclose Subject Invention disclosures and all other reports and papers furnished or required to be furnished pursuant to this Agreement.

               C.             Allocation of Principal Rights

(1)                                  Assignment to the Government.  The Requester agrees to assign to the Government its entire right, title, and interest throughout the world, in and to each Subject Invention, except to the extent that rights are retained by the Requester under paragraphs (C)(2) and (D) of this clause.

(2)                                  Greater rights Determination.  The Requester or the employee-inventor with authorization of the Requester may request greater rights than the nonexclusive license and the right to request foreign patent rights provided in paragraph (D) of this clause on identified inventions in accordance with the procedures and criteria of 41 CFR 9-9.109-6.  A request for a determination of whether the Requester or the employee-inventor is entitled to retain such greater rights must be submitted to the Patent Counsel (with notification by Patent Counsel to the Contracting Officer) at the time of the first disclosure of the invention pursuant to paragraph (B) (1) or (B) (2) of this clause or not later than 9 months after conception or first actual reduction to practice, whichever occurs first, or such longer

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period as may be authorized by Patent Counsel (with notification by Patent to the Contracting Officer) for good cause shown in writing by the Requester.  The information to be submitted for a greater rights determination is specified in 41 CFR9-9.109-6(e).

(a)                                  Preference for U. S. Industries.  Should a greater rights request be submitted and granted notwithstanding any other provision of this clause, the Requester agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any Subject Invention in the United States unless such person agrees that any products embodying the Subject Invention or produced through the use of the Subject Invention will be manufactured substantially in the United States.  However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Requester or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

D.                                    Minimum Rights to the Requester

The Requester reserves a revocable, nonexclusive, paid-up license in each patent application filed in any country on a Subject Invention and any resulting patent in which the Government acquires title.  Revocation shall be in accordance with the procedure of paragraph (c)(2) and (3) of the clause in 41 CFR 9-9.107-5(a). The Requester also has the right to request foreign rights in accordance with the procedures of paragraph (c)(4) of the clause in 41 CFR 9-9.107-5(a).

E.             Employee and Subcontractor Agreements

Unless otherwise authorized in writing by the Contracting Officer, the Requester shall:

(1)           Obtain patent agreements to effectuate the provisions of the Patent Rights clause from all persons in its employ who perform any part of the work under this agreement except nontechnical personnel, such as clerical employees and manual laborers.

(2)           Include the Patent Rights clause at 48CFR952.227-71 entitled “Patent Rights - Small Business Firms or Nonprofit Organizations - April 1987”, suitably modified to identify the parties, in all subcontracts, regardless of tier, for experimental, developmental or research work to be performed in the United States by a small business firm or a. nonprofit organization.  (Text of this clause is available from DOE Patent Counsel or Contracting Officer.)  In all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work, the Requester will

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include the Patent Rights clause of 41 CFR 9-9.107-5(a) or 41 CFR 99.107-6 as appropriate and as revised by 48CFR927.300(a), modified to identify the parties.

(3)           Notify promptly the Contracting Officer in writing upon the award of any subcontract under this agreement containing a Patent Rights clause by identifying the subcontractor, the work to be performed under the subcontract, and the dates of award, and estimated completion.  Upon the request of the Contracting Officer, the Requester shall furnish a copy of the subcontract to such Contracting Officer.

F.           Atomic Energy

(1)           No claim for pecuniary award or compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted by the Requester or its employees with respect to any invention or discovery made or conceived in the course of or under this agreement.

(2)           Except as otherwise authorized in writing by the Contracting Officer, the Requester will obtain patent agreements to effectuate the provisions of paragraph (E)(1) of this clause from all persons who performs any part of the work under this agreement, except nontechnical personnel, such as clerical employees and manual laborers.

G.            Publication

It is recognized that during the course of the work under this agreement the Requester or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or fast actually reduced to practice by Requester or its employees in the course of or under this agreement.  In order that public disclosure of such information will not adversely affect the patent interests of DOE, the University or the Requester, patent approval for release or publication shall be secured from Patent Counsel and University prior to any such release or publication by the Requester and shall be secured from Patent Counsel and the Requester prior to any such release or publication by LBL.  Such approval shall not be unreasonably withheld or denied beyond 30 days.

H.            Limitation of Rights

Nothing contained in this patent rights clause shall be deemed to give the Government any rights with respect to any invention other than a Subject Invention except as set forth in the Facilities License of paragraph I.

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I.              Facilities License

In addition to the rights of the parties with respect to inventions or discoveries conceived or first actually reduced to practice in the course of or under this contract, the Requester agrees to and does hereby grant to the Government an irrevocable, nonexclusive paid-up license in and to any inventions or discoveries regardless of when conceived or actually reduced to practice or acquired by the Requester, which at any time through completion of this contract are owned or controlled by the Requester and are incorporated in the facility as a result of this agreement to such an extent that the facility is not restored to the condition existing prior to the agreement (1) to practice or to have practiced by or for the Government at the facility, and (2) to transfer such license with the transfer of that facility.  The acceptance or exercise by the Government of the aforesaid rights and license shall not prevent the Government at anytime from contesting the enforceability, validity or scope of, or title to, any rights or patents herein licensed.

VI.           PATENT AND COPYRIGHT INDEMNITY-LIMITED

The Requester shall indemnify the Government and the University and their officers, agents, and employees against liability, including costs, for infringement of any United States patent or copyright arising out of any acts required or directed by the Requester to be performed under the agreement to the extent such acts are not normally performed at the facility.  Further, the foregoing indemnity shall not apply unless the Requester shall have been informed in a reasonable time by the University or Government of the suit or action alleging such infringement, and such indemnity shall not apply to a claimed infringement which is settled without the consent of the Requester unless required by a court of competent jurisdiction.

VII.          RIGHTS IN TECHNICAL DATA

A.            Definitions

(1)                                  “Technical Data” means recorded information regardless of form or characteristics, of a scientific or technical nature.  It may, for example, document research, experimental, developmental, demonstration, or engineering work, or be usable or used to define a design or process, or to procure, produce, support, maintain, or operate material.  The data may be graphic or pictorial delineations in media such as drawings or photographs, text in specifications or related performance or design type documents or computer software (including computer programs, computer software data bases, and computer software documentation).  Examples of technical data include research and engineering data, engineering drawings, and associated lists, specifications, standards, process sheets, manuals, technical reports, catalog item identification, and related information.  Technical data as used herein does not include financial reports, cost analyses, and other information incidental to agreement administration.

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(2)                                  “Proprietary Data” means technical data which embody trade secrets developed at private expense outside of this agreement, such as design procedures or techniques, chemical composition of materials, or manufacturing methods, processes, or treatments, including minor modifications thereof, provided that such data:

(a)                                  Are not generally known or available by the owner to others without obligation concerning their confidentially.

(b)                                 Have not been made available by the owner to others without obligation concerning their confidentially, and

(c)                                  Are not already available to the Government without obligation concerning their confidentially.

(3)                                  “Contract Data” means technical data first produced in the performance of the agreement, technical data which are specified to be delivered in the agreement, technical data that may be called for under the “Additional Technical Data Requirements” clause of the agreement, if any, or technical data actually delivered in connection with the agreement.

(4)                                  “Unlimited Rights” means rights to use, duplicate, or disclose technical data, in whole or in part, in any manner and for any purpose whatsoever, and to permit others to do so.

B.            Allocation of Rights

(1)                                  The Government shall have:

(a)                                  Unlimited Rights in technical data first produced or specifically used in the performance of this agreement;

(b)                                 The right of the Contracting Officer or his representative to inspect at all reasonable times up to three (3) years after final payment under this agreement all technical data first produced or specifically used in the agreement (for which inspection the Requester shall afford proper facilities to DOE);

(c)                                  The right to have any technical data first produced or specifically used in the performance of this agreement delivered to the Government as the Contracting Officer may from time to time direct during the progress of the work or in any event as the Contracting Officer shall direct upon completion or termination of this agreement.

(2)                                  The Requester shall have:

The right to use for its private purpose, subject to patent, security or other provisions of this agreement, technical data it first produces in the performance of this agreement provided the data requirements of this agreement have been met as of the date of the private use of such data.  The Requester agrees that to the extent it receives or is given access to proprietary data or other technical, business or financial data in the form of recorded information from DOE or a DOE contractor or subcontractor, the Requester shall treat such data in accordance with any restrictive legend contained thereon, unless use is specifically authorized by prior written approval of the Contracting Officer.

C.                                     Copyrighted Material

(1)                                  The Requester agrees to, and does hereby grant to the Government, and to its officers, agents, servants and employees acting within the scope of their duties;

(a)    A royalty-free, nonexclusive, irrevocable license to reproduce, translate, publish, use, and dispose of and to authorize others to do so, all copyrightable material first produced or composed in the performance of this agreement by the Requester or its employees or any individual or concern specifically employed or assigned to originate and prepare such material; and

(b)   A license as aforesaid under any and all copyrighted or copyrightable works not first produced or composed by the Requester in the performance of this agreement but which are incorporated in the material furnished under the agreement, provided that such license shall be only to the extent the Requester now has, or prior to completion or final settlement of the agreement may acquire, the right to grant such license without becoming liable to pay compensation to others solely because of such agreement.

(2)                                  The Requester agrees that it will not knowingly include any material copyrighted by others in any written or copyrightable material furnished or delivered under this agreement without a license as provided for in subparagraph (1)(b) hereof, or without the consent of the copyright owner, unless it obtains specific written approval of the Contracting Officer for the inclusion of such copyrighted material.

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VIII.                         NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT

A.                                   The Requester shall report to the Government, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this agreement of which the Requester has knowledge.

B.                                     In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this agreement or out of the use of any supplies furnished or work or services performed hereunder, the Requester shall furnish to the Government when requested by the Government, all evidence and information in possession of the Requester pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Requester has agreed to indemnify the Government

IX.                                WARRANTIES

Neither the Government, DOE, the University, nor persons acting on their behalf will be responsible for any injury to or death of persons or other living things or damage to or destruction of property or for any other loss, damage or injury of any kind whatsoever resulting from the performance of services or furnishings of materials hereunder.

Neither the Government, DOE, the University, nor persons acting on their behalf makes any warranty, express or implied (1) with respect to the accuracy, completeness or usefulness of any information furnished hereunder, (2) that the use of any such information may not infringe privately owned rights, (3) that the services, materials, or information furnished hereunder will not result in injury or damage when used for any purpose, and (4) that the services, materials or information furnished hereunder will accomplish the intended results or are safe for any purpose including the intended purpose.

Neither the Government, DOE, the University, nor persons acting on their behalf will be responsible, irrespective of cause, for failure to perform the services or furnish the materials or information hereunder.

X.                                    INDEMNITY

The Requester agrees to indemnify and save harmless the Government, DOE, the University, and persons acting on their behalf from (1) all liability, including costs and expense incurred, resulting from the Requester use or disclosure of any information in whatever form, furnished hereunder, and (2) all liability to any person including the Requester for injury to or death of persons or other living things or injury to or destruction of property arising out of performance by the Government, DOE, the University, or persons acting on their behalf, and not directly resulting from the fault or negligence of the Government, DOE, the University, or persons acting on their behalf, or

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arising out of the use of the services performed, material supplied, or information given hereunder by any person including the Requester.

The foregoing provisions shall have no application to public liability for nuclear incident as defined and provided for in the Atomic Energy Act of 1954, as amended.

XI.                                ENVIRONMENTAL PROTECTION, HEALTH AND SAFETY

Full responsibility for the conduct and safety of Requester personnel at the University’s sites during the performance of the work shall be and remain with Requester. Requester shall maintain Worker’s Compensation Insurance at levels sufficient to cover its obligations under this Agreement.  While at the University’s sites, the Requester’s personnel are responsible for and shall take all reasonable precautions in the performance of their work under this Agreement to protect the environment and the safety and health of employees and members of the public and shall comply with all applicable environmental health, and safety regulations and requirements of LBL.  In accordance with Chapter 23, “Environmental Health and Safety Training”, of LBL’s Publication 3000, “Health and Safety Manual”, environmental health and safety orientation and training shall be obtained by Requester’s personnel at the earliest possible time upon arrival at the University’s site (within 30 days) and in all cases before they work unsupervised or are exposed to any special hazards.

XII.                            INCORPORATION BY REFERENCE

The following standard Government clauses are incorporated herein by reference of appropriate sections of the Federal Acquisition Regulations and apply as if set forth herein in full:

Convict Labor	FAR52.222-3 (APR 1984)
Covenant Against Contingent Fees	FAR52.203-5 (APR 1984)
Equal Opportunity	FAR52.222-26 (APR 1984)
Officials Not to Benefit	FAR52.203-1 (APR 1984)
Contract Work Hours and Safety Standards
Act - Overtime Compensation -	FAR52.222-4 (MAR 1986)

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In witness whereof the parties hereto have executed this agreement.

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA AS MANAGEMENT AND OPERATIONS CONTRACTOR FOR THE LAWRENCE BERKELEY LABORATORY

By:	/s/ Rick M. Inada
Name:	Rick M. Inada
Title:	Contracting Officer
Date:	2/15/96

REQUESTER:

By:	/s/ Robert L. Swift
Name:	Robert L. Swift
Title:	President/CEO
Date:	2/12/96

Statement of Work

Cholesterol Research Center
Clinical Laboratory Unit

Ronald M. Krauss.
E.O. Lawrence Berkeley National Laboratory
University of California, Berkeley

This agreement between the Lawrence Berkeley National Laboratory (LBNL) and Berkeley HeartLab, A California Corporation (Berkeley HeartLab) is for lipoprotein analysis and research and development involving clinically applicable benefits of these lipoprotein tests.  The long term goal of this effort is to establish laboratory methodologies that have clinical significance and bring laboratory methods to clinical application.

As part of this effort, LBNL shall perform one or more of the following tests for subjects designated by Berkeley HeartLab and provide Berkeley HeartLab with the data for these subjects:

1.             [***]

2.             [***]

3.             [***]

4.             [***]

5.             [***]

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6.             [***]

7.             [***]

8.             Future tests that have been conceived and reduced to practice outside this agreement may also be applied under this agreement upon the mutual consent of Dr. Krauss and Berkeley HeartLab designee.

As part of this agreement LBNL shall perform up to [***].

In addition to the standard Test Panels, LBNL may perform additional specialized tests.  The number of such tests that can be performed each month will be determined by LBNL based on total costs and overall test volume.

LBNL will provide administrative and clinic staff support, instructions, supplies and shipping materials, and make arrangements for the shipping of the test samples.  LBNL also will determine the minimum and maximum number of test samples to be shipped in each package.  LBNL will also provide timely submission of the lab data to the referring physicians, hospitals, or clinics.

As compensation to LBNL for expenses associated with LBNL’s performance of these responsibilities, Berkeley HeartLab shall reimburse LBNL’s actual cost of performance anticipated to be at least [***] for the first year for a maximum of [***] test panels per month pursuant to the attached budget with second and future year amounts to be adjusted according to the anticipated annual test volume above [***] tests per year.  Also included in the budget are anticipated costs associated with travel to meet with collaborating hospitals and clinics.  The annual test volume will be reviewed at 6 months and on a quarterly basis thereafter, with succeeding years limited to a maximum of [***] tests per year.  Invoices will be issued by LBNL to Berkeley HeartLab on a monthly basis for actual costs incurred.

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